                                                                    EXHIBIT 11.1


                         ECLIPSE SURGICAL TECHNOLOGIES, INC.

                STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                    YEAR ENDED DECEMBER 31,
                                                                    -----------------------
                                                               1996        1995        1994
                                                               ----        ----        ----
Weighted Average common shares outstanding
   for the period. . . . . . . . . . . . . . . . . . . . .     14,078      10,470      10,231

Common equivalent shares pursuant to Staff Accounting
 Bulletin No. 83 . . . . . . . . . . . . . . . . . . . . .        950       2,295       2,295
                                                              --------    --------    --------

Shares used in per share calculation . . . . . . . . . . .     15,028      12,765      12,526
                                                              --------    --------    --------
                                                              --------    --------    --------


Net loss . . . . . . . . . . . . . . . . . . . . . . . . .    $(4,156)    $(2,426)    $(1,982)
                                                              --------    --------    --------
                                                              --------    --------    --------
Net loss per share . . . . . . . . . . . . . . . . . . . .    $ (0.28)    $ (0.19)    $ (0.16)
                                                              --------    --------    --------
                                                              --------    --------    --------


There is no difference between primary and fully diluted loss per share for each period presented.



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